UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 14, 2023

HERITAGE INSURANCE HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36462	45-5338504
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1401 N. Westshore Blvd Tampa, Florida	33607
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (727) 362-7202

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	HRTG	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 14, 2023, Heritage Insurance Holdings, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with JonesTrading Institutional Services LLC (the “Underwriter”) in connection with its previously announced underwritten public offering (the “Offering”) of 3,703,703 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), at a public offering price of $6.75 per share (“Public Offering Price”) less underwriting discounts and commissions. Under the terms of the Underwriting Agreement, the Company also granted the Underwriter an option, exercisable for 30 days from the date of the Underwriting Agreement, to purchase up to an additional 555,555 shares of Common Stock at the Public Offering Price less underwriting discounts and commissions.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties, and may be subject to agreed limitations.

On December 14, 2023, the Company entered into a securities purchase agreement (“Purchase Agreement”) pursuant to which (i) Raymond T. Hyer, a current holder of approximately 13.5% shares of our Common Stock, agreed to purchase directly from us, in a concurrent private placement, 148,148 shares of Common Stock at the Public Offering Price and (ii) Ernie Garateix, a director of the Company and the Company’s Chief Executive Officer and Paul L. Whiting, a director of the Company, agreed to purchase directly from us, in a concurrent private placement, an aggregate of 27,247 and 40,871, respectively, shares of our Common Stock at $7.34, the closing price of the Company’s Common Stock on December 14, 2023 (the “Private Placement”).

The aggregate net proceeds to the Company from the Offering and the Private Placement are expected to be approximately $24.8 million, or $28.3 million if the Underwriter exercises its option to purchase additional shares in full, in each case after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company. The Company intends to use the net proceeds from the Offering for general corporate and operations purposes and to fund anticipated growth.

The Offering was made pursuant to a shelf registration statement on Form S-3 (File No. 333-254091) previously filed with the Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on April 22, 2021, and a related prospectus and prospectus supplement, in each case filed with the SEC.

The foregoing summary of the terms of the Underwriting Agreement and the Purchase Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Underwriting Agreement and the Purchase Agreement, each of which is attached hereto as Exhibit 1.1 and 1.2, respectively, and are incorporated herein by reference.

An opinion by Greenberg Traurig, P.A., counsel to the Company, as to the legality of the issuance and sale of the shares of Common Stock in the Offering is attached hereto as Exhibit 5.1 and is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in “Item 1.01 Entry into a Material Definitive Agreement” relating to the Private Placement is incorporated by reference herein in its entirety. The shares sold in the Private Placement were not registered under the Securities Act or the securities laws of any state, and were offered and sold in reliance upon the exemption from registration afforded by Section 4(a)(2) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Item 7.01.	Regulation FD Disclosure.

On December 19, 2023, the Company issued a press release announcing the closing of the Offering and the Private Placement. A copy of the closing press release is being furnished hereto as Exhibit 99.1.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated December 14, 2023, by and between Heritage Insurance Holdings, Inc. and JonesTrading Institutional Services LLC

1.2	Securities Purchase Agreement, dated December 14, 2023, by and among Heritage Insurance Holdings, Inc., Raymond T. Hyer, Ernie Garateix and Paul L. Whiting

5.1	Opinion of Greenberg Traurig, P.A.

23.1	Consent of Greenberg Traurig, P.A. (contained in Exhibit 5.1)

99.1	Closing press release dated December 19, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HERITAGE INSURANCE HOLDINGS, INC.

Date: December 19, 2023	By:	/s/ Kirk Lusk
Kirk Lusk Chief Financial Officer